Exhibit 4.4

SECOND AMENDMENT TO NOTE PURCHASE
AND PRIVATE SHELF AGREEMENT

THIS SECOND AMENDMENT TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT (this “Amendment”), is made and entered into as of December 30, 2008, by and among Stanley Furniture Company, Inc. (the “Company”), and The Prudential Insurance Company of America (together with its successors and assigns, “PICA”), Pruco Life Insurance Company of New Jersey (“Pruco”), Prudential Retirement Insurance and Annuity Company (“PRIAC”), Hartford Life Insurance Company (“Hartford”), Mutual of Omaha Insurance Company (“Mutual”) and Medica Health Plans (“Medica” and, together with PICA, Pruco, PRIAC, Hartford, Mutual and Medica, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company, PICA, Hartford and Medica are parties to that certain Private Shelf Facility, dated as of September 8, 1999 as amended and restated pursuant to that certain Amended and Restated Note Purchase and Private Shelf Agreement dated January 26, 2007 among the Company, PICA, Pruco, PRIAC, Hartford, Mutual and Medica, as amended by that certain Amendment to Note Purchase and Private Shelf Agreement, dated as of October 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time the “Note Agreement”); capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement; and

WHEREAS, PICA, Hartford and Medica are the holders of the 6.94% Senior Notes, due May 3, 2011 (the “2001 Notes”) and PICA, Pruco, PRIAC and Mutual are the holders of the Series AA Notes, due May 3, 2017 (the “2007 Notes”), each issued pursuant to the Note Agreement;

WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement and the Notes, and subject to the terms and conditions hereof, the Noteholders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company, PICA, Pruco, PRIAC, Hartford, Mutual and Medica agree that the Note Agreement is amended as follows:

1. Amendments.

(a) Section 10B of the Note Agreement is hereby amended by adding the following definition of “2008 Restructuring Charge” in the appropriate alphabetical order:

“2008 Restructuring Charge” shall mean a one-time restructuring charge in an amount not to exceed $9,000,000 taken by the Company in the 2008 fiscal year in connection with the closure of the Company’s Lexington, North Carolina facility and elimination of certain positions, including the Company’s former president and chief executive officer.

(b) Section 10B of the Note Agreement is hereby amended by replacing the definitions of “Consolidated EBITDA” and “Consolidated Operating Income” in their entirety with the following:

“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus, to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes, depreciation, amortization and Consolidated Interest Charges, plus, to the extent such four fiscal quarter period includes the fiscal quarter ending December 31, 2008, the 2008 Restructuring Charge.

“Consolidated Operating Income” shall mean, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus to the extent deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss, taxes, Consolidated Interest Charges and Rentals; provided, however, that solely for purposes of paragraph 6A(i), to the extent that such four fiscal quarter period includes the Company’s fiscal quarter ending December 31, 2008, Consolidated Operating Income shall be increased by any 2008 Restructuring Charge.

2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment, it is understood and agreed that this Amendment shall not become effective until (i) this Amendment shall have been duly executed and delivered by the Company and each Noteholder and (ii) the Noteholders have received reimbursement of, or evidence of the direct payment of, the reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders incurred in connection with this Amendment.

3. Representations and Warranties. To induce the Noteholders to enter into this Amendment, the Company hereby represents and warrants to the Noteholders that:

(a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental authority or any other person;

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(b) This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

4. Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to the Noteholders. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.

7. Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:

STANLEY FURNITURE COMPANY, INC.

By:	s/Douglas I. Payne

Name: Douglas I. Payne
Title: EVP-Finance and Administration
[SIGNATURE PAGE TO SECOND AMENDMENT
TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT]

2001 NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	s/Jay S. White

Title: Vice President

HARTFORD LIFE INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	s/Jay S. White

Vice President

MEDICA HEALTH PLANS

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc.
(as its General Partner)

	By:	s/Jay S. White

Vice President

2007 NOTEHOLDERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

	By:	s/Jay S. White

Vice President

MUTUAL OF OMAHA INSURANCE COMPANY

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

	By:	s/Jay S. White

Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

	By:	s/Jay S. White

Assistant Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	s/Jay S. White

Vice President